Exhibit 99.1

[Letterhead of Roy E. Disney]

Dear Michael:

It is with deep sadness and regret that I send you this letter of resignation from the Walt Disney Company, both as Chairman of the Feature Animation Division and as Vice Chairman of the Board of Directors.

You well know that you and I have had serious differences of opinion about the direction and style of management in the Company in recent years. For whatever reason, you have driven a wedge between me and those I work with even to the extent of requiring some of my associates to report my conversations and activities back to you. I find this intolerable.

Finally, you discussed with the Nominating Committee of the Board of Directors its decision to leave my name off the slate of directors to be elected in the coming year, effectively muzzling my voice on the Board—much as you did with Andrea Van de Kamp last year.

Michael, I believe your conduct has resulted from my clear and unambiguous statements to you and to the Board of Directors that after 19 years at the helm you are no longer the best person to run the Walt Disney Company. You had a very successful first 10-plus years at the company in partnership with Frank Wells, for which I salute you. But, since Frank’s untimely death in 1994, the Company has lost it focus, its creative energy, and its heritage.

As I have said, and as Stanley Gold has documented in letters to you and other members of the Board, this Company, under your leadership has failed during the last seven years in many ways:

1.	The failure to bring back ABC Prime Time from the ratings abyss it has been in for years and your inability to program successfully the ABC Family Channel. Both of these failures have had, and I believe will continue to have, significant adverse impact on shareholder value.

2.	Your consistent micro-management of everyone around you with the resulting loss of morale throughout this Company.

3.	The timidity of your investments in our theme park business. At Disney’s California Adventure, Paris and now in Hong Kong, you have tried to build parks “on the cheap” and they show it and the attendance figures reflect it.

4.	The perception by all of our stakeholders-consumers, investors, employees, distributors and suppliers—that the Company is rapacious, soul-less, and always looking for the “quick buck” rather than long-term value which is leading to a loss of public trust.

5.	The creative brain drain of the last several years, which is real and continuing, and damages our Company with the loss of every talented employee.

6.	Your failure to establish and build constructive relationships with creative partners, especially Pixar, Miramax, and the cable companies distributing our products.

7.	Your consistent refusal to establish a clear succession plan.

In conclusion, Michael, it is my sincere belief that it is you who should be leaving and not me. Accordingly, I once again call for your resignation or retirement. The Walt Disney Company deserves fresh, energetic leadership at this challenging time in its history just as it did in 1984 when I headed a restructuring which resulted in your recruitment to the Company.

I have and will always have an enormous allegiance and respect for this Company, founded by my uncle, Walt, and father, Roy, and to our faithful employees and loyal stockholders. I don’t know if you and other directors can comprehend how painful it is for me and the extended Disney family to arrive at this decision.

In accordance with Item 6 of Form 8-K and Item 7 of Schedule 14A, I request that you disclose this letter and that you file a copy of this letter as an exhibit to a Company Form 8-K.

With sincere regret,

/s/ Roy E. Disney

cc:	Board of Directors